Exhibit 99

Sterling Bancorp Announces CEO Transition

Southfield, Michigan, May 8, 2020 – Sterling Bancorp, Inc. (NASDAQ: SBT), (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), announced today that Thomas Lopp, Chairman, President and Chief Executive Officer of the Company, informed the Company that he has resigned from all of his positions with the Company and the Bank due to health reasons, effective immediately. The Board of Directors of the Company has appointed Steve Huber, current Chief Financial Officer and Treasurer of the Company, as acting President and Chief Executive Officer.

The Company is evaluating its alternatives in connection with the selection of its next President and Chief Executive Officer.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Contacts:

Investors

Financial Profiles

Larry Clark

310-622-8223

Matthew Keating

310-622-8230

SBT@finprofiles.com